Exhibit 99.1

NEWS RELEASE

Loews Corporation Elects Jennifer VanBelle to Its Board of Directors

New York, NY, August 5, 2025: Loews Corporation (NYSE:L) announced today that Jennifer VanBelle has been elected a director of Loews and appointed as a member of its Audit Committee.

Ms. VanBelle spent more than 25 years at General Electric Company in positions of increasing responsibility, which culminated in her holding three roles simultaneously: Senior Vice President, Treasurer; Chief Executive Officer, GE Capital; and Senior Vice President, GE Separation Leader. Before joining GE in 1998, she worked for several international investment banks in New York and London.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information, please visit www.loews.com.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403